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                                                                   EXHIBIT 99(a)

                        [GOLDMAN SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

                                                                  March 29, 1999

Board of Directors
Union Camp Corporation
1699 Valley Road
Wayne, NJ 07470

Re: Registration Statement on Form S-4 of International Paper Company, filed with the Securities and Exchange Commission on March 29, 1999, relating to Common Stock, par value $1.00 per share, of International Paper Company issuable to holders of Common Stock, par value $1.00 per share, of Union Camp Corporation in the proposed merger of Union Camp Corporation into a subsidiary of International Paper Company

Ladies and Gentlemen:

Reference is made to our opinion letter dated November 24, 1998 with respect to the fairness from a financial point of view to the holders (other than International Paper Company "IP" or any of its subsidiaries) of the outstanding shares of Common Stock, par value $1.00 per share, of Union Camp Corporation (the "Company") of the Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of November 24, 1998, among IP, Maple Acquisition, Inc., a wholly-owned subsidiary of IP, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Union Camp Corporation in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement, proxy statement, or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinions of Financial Advisors," "Reasons for the Merger -- Recommendation of the Union Camp Board; Additional Considerations of the Union Camp Board" and "Opinion of Union Camp's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the
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above-mentioned Registration Statement) or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)